Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-151292) of CONSOL Energy, Inc. and in the related Prospectus, the Registration Statement on Form S-4 (File No. 333-149442) of CONSOL Energy, Inc. and in the related Prospectus, and Registration Statements on Form S-8 (Files No. 333-167892, 333-160273, 333-126057, 333-126056, 333-113973, and 333-87545) of CONSOL Energy, Inc. of our report dated February 9, 2010 (except for Note 25, as to which the date is September 21, 2010), with respect to the consolidated financial statements and schedule of CONSOL Energy, Inc., included in this Current Report on Form 8-K, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Pittsburgh, Pennsylvania

September 21, 2010